KEBBLE'S POLITICAL ACTIVITIES HAVE NOTHING TO DO WITH US,
SAY RANDGOLD RESOURCES

London, 10 August 2004 (LSE: RRS) (Nasdaq: GOLD) - London and Nasdaq listed gold miner Randgold Resources today emphatically denied a report in the Johannesburg newspaper Business Day to the effect that it was supporting Ghana's opposition presidential candidate.

The report stated, among other things, that "Randgold Resources' Brett Kebble has nailed his colours to the mast of Ghana's opposition presidential candidate
Prof John Evans Atta Mills."

Chief executive Dr Mark Bristow said: "It is a matter of public record that
Brett Kebble resigned as a non-executive director of Randgold Resources more than a year ago, on 31 July 2003. Since then, he has had no direct involvement with this company and whatever dealings he may have with politicians in Ghana or elsewhere are entirely his own business and nothing to do with us.

"Randgold Resources operates in a number of African countries, including Ghana, and our policy in all of these is one of strict political neutrality. The successful businesses we have built up throughout the continent testify to our correct and constructive relationships with these countries and their governments."

Investor & Media Relations, Kathy du Plessis +27 11 728 4701, Cell: +27 (0) 83
266 5847, randgoldresources@dpapr.com

         DISCLAIMER: Statements made in this document with respect to Randgold
Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it.
Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo and estimates of reserves and mine life. For a discussion on such risk factors, refer to the annual report on
Form 20-F for the year ended 31 December 2003, which was filed with the
Securities Exchange Commission on 30 June 2004. Randgold Resources assumes no obligation to update information in this release. Cautionary Note to US
Investors: The United States Securities Exchange Commission (the `SEC') permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the SEC's industry guide number 7.